Exhibit 99.1

NATUS MEDICAL NAMES JAMES B. HAWKINS

PRESIDENT AND CHIEF EXECUTIVE OFFICER

SAN CARLOS, Calif. (April 13, 2004) – Natus Medical Incorporated (Nasdaq NM: BABY) today announced that James B. Hawkins (48) has been appointed president, chief executive officer and a member of the board of directors effective April 19, 2004. Mr. Hawkins joins Natus with approximately 25 years of combined medical device and financial experience.

Mr. Hawkins, formerly president and chief executive officer of Invivo Corporation (Nasdaq: SAFE), succeeds Tim C. Johnson, whose resignation from the Company was previously announced. Mr. Johnson will remain with the Company for a brief period to assist in the transition.

Commenting on Mr. Hawkins’ appointment, William New, Jr., M.D., Ph.D, Natus’ founder and chairman of the board, said, “After a thorough search, we are pleased to be able to attract a CEO with Jim Hawkins’ background and record of success in the medical device industry. Jim has demonstrated the ability to build businesses, raise capital and effectively manage a growing company. We believe he will make an outstanding CEO for Natus Medical.

“This is an ideal time for Jim to come on board as Natus concentrates on reaching sustained profitability,” Dr. New added. “Jim has an exceptional track record of executing aggressive business strategies while increasing shareholder value for rapidly growing organizations.”

Commenting on his appointment, Mr. Hawkins said, “Natus has an outstanding reputation in the neonatal marketplace, with well-known and highly regarded brands. With a clear market focus and operational momentum, I look forward to building further value for Natus and its shareholders.”

Most recently, Mr. Hawkins was president and chief executive officer of Invivo Corporation, a manufacturer of multi-parameter vital sign monitoring equipment used in hospitals. During his tenure, Invivo acquired six companies, building a highly profitable organization with an 80 percent global market share in the MRI vital sign monitoring market. Under Mr. Hawkins’ leadership Invivo posted increased revenues and earnings every year since 1985. He also built a senior management team that remained intact for more than 10 years before the Company was acquired earlier this year by Intermagnetics General Corporation (Nasdaq: IMGC).

Before he joined Invivo, Mr. Hawkins founded a corporate financial consulting company and in that capacity served as chief financial officer for several technology companies in California’s Silicon Valley. He earned a bachelor of commerce degree, specializing in management from Santa Clara University in 1977 and a Masters of Business Administration – Finance degree from San Francisco State University in 1980.

About Natus Medical

We develop, manufacture, and market products for the detection, treatment, monitoring, and tracking of common medical disorders in newborns. Currently, our principal product lines consist of our ALGO screening products for hearing screening, our neoBLUE LED Phototherapy device (“neoBLUE phototherapy device”) for the treatment of jaundice, our Neometrics Accuwell metabolic screening products, our Neometrics newborn screening data management system, our MiniMuffs Neonatal Noise Attenuators (“MiniMuffs”) products for the attenuation of noise for newborns, and the Nascor product line.

Natus’ product lines include: ALGO® Newborn Hearing Screeners, MiniMuffs® Neonatal Noise Attenuators, neoBLUE™ LED Phototherapy device; Neometrics™ software products: MSDS™ Metabolic Screening Database System, CMS™ Case Management System, WebEBP™ Web Based Electronic Birth Page, VRS™ Voice Response System, and the Neometrics diagnostic reagent products: Accuwell™ TSH ELISA and Accuwell T4 EIA. Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions, and strategies of Natus. These forward looking statements include, but are not limited to, statements regarding the Company’s achievement of sustained profitability, the effectiveness and future success of any candidate as chief executive officer including his ability to execute any strategy, and his ability to build stockholder value. These statements relate to future events or Natus’ future financial performance or results and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The results could differ materially due to a number of factors, including the availability and suitability of management candidates, the demand (or absence of demand) for our products and services and our ability to control costs. Natus disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Natus, see Natus’ reports on Forms 10-Q and 10-K filed and to be filed with the Securities and Exchange Commission.

Natus’ trademarks include: AABR®, Accuwell™, Accuscreen™, ALGO-1 Plus® Newborn Hearing Screeners, ALGO1e®, ALGO2®, ALGO®, ALGO DataBook®, CEM™, CMS™, Dri-Prep® Prepping Pads, Ear Couplers® Earphones, Flexicoupler® Earphones, Jelly Button® Sensors, Jelly Tab® Sensors, MiniMuffs® Neonatal Noise Attenuators, MSDS™, natus®, neoBLUE™ LED Phototherapy device, Neocoat™, Neometrics™, WebEBP™, VRS™. The Biliband® Eye Protectors, Foldadome™ oxygen hoods, Igloo® neonatal heatshield, Oxydome™, Oxypod® and Oxy-Igloo® products are duly licensed to Natus by Nascor Pty. Ltd.

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